Termination of Replacement Capital Covenants, dated as of October 28, 2016 (this “Termination”), by U.S. Bancorp, a Delaware corporation (the “Company”).

Recitals

A. The Company executed certain replacement capital covenants, as amended from time to time, on the following dates: (i) June 10, 2010, relating to and in connection with the Company’s issuance of depositary shares, each representing a 1/100th interest in a share of Series A Non-Cumulative Perpetual Preferred Stock; (ii) April 20, 2012, relating to and in connection with the Company’s issuance of depositary shares, each representing a 1/1,000th interest in a share of Series G Non-Cumulative Perpetual Preferred Stock; and (iii) May 2, 2013, relating to and in connection with the Company’s issuance of depositary shares, each representing a 1/1,000th interest in a share of Series H Non-Cumulative Perpetual Preferred Stock (together, as amended, the “RCCs”).

B. The RCCs are for the benefit of persons that buy, hold or sell a specified series of the Company’s long-term indebtedness that ranks senior to the securities subject to the RCCs (the “Covered Debt”).

C. On October 27, 2016, the Company designated its 2.375% Medium-Term Notes, Series V (Senior) due July 22, 2026 (the “Notes”), as the Covered Debt under the RCCs.

D. The Notes provide that, in the event they are designated as a Covered Debt for any of the Company’s replacement capital covenants, each purchaser of the Notes, for itself and any and all successors and assigns, waives all rights under, and irrevocably authorizes the Company to terminate, without further action by or payment to any holders of the Notes, the applicable replacement capital covenant.

E. The Company desires to terminate the RCCs as set forth below in accordance with Section 4(a) of each of the RCCs, effective October 28, 2016.

NOW, THEREFORE, the Company hereby terminates the RCCs as follows:

1. Termination. The RCCs are hereby terminated in their entirety, effective October 28, 2016 (the “Termination Date”). From and after the Termination Date, the obligations of the Company pursuant to the RCCs shall be of no further force and effect.

2. Miscellaneous. This Termination shall be governed by, and construed in accordance with, the laws of the State of New York.

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IN WITNESS WHEREOF, the Company has caused this Termination to be executed by its duly authorized officer, as of the day and year first above written.

U.S. BANCORP

/s/ John C. Stern
John C. Stern
Executive Vice President and Treasurer